FINDERS AGREEMENT

     This FINDERS AGREEMENT dated as of February 2, 1998 (this "Agreement") by and between EPS Environmental, Inc. d/b/a SOLUCORP Industries, a British Columbia, Canada corporation with its principal offices located at 250 West Nyack Road, West Nyack, New York 10994 ("Solucorp"), and ENVIRO-TECH COMPLIANCE SERVICES, INC. ("ETCS") whose office is located at 27777 Franklin Road, Suite 1080, Southfield, Michigan 48034, and EnviroMatrix Inc., (EM) 1249 Washington Blvd., Suite 3500, Detroit, Michigan 48228

                                   WITNESSETH

     WHEREAS, Solucorp is the sole and exclusive owner of a process to stabilize metal contaminated soils by the addition of proprietary reagents to the contaminated soils (hereinafter referred to as the "Process") and vendor of environmental remediation abatement and disposal services through subsidiaries, affiliates and contacts.

     WHEREAS, ETCS is interested in entering into this Agreement with EM for the purpose of increasing Solucorp's client base; and

     WHEREAS, it is the intention of the parties hereto that through EM efforts in Michigan and other named accounts and territories, ETCS will increase its market penetration and revenues within the State of Michigan and other named accounts.

     NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

     SECTION 1. Cooperation. Solucorp will provide a market evaluation of the application of the Process.

     SECTION 2. Solucorp Support. At all times during the term of this Agreement, Solucorp will provide sufficient technical and marketing support, as limited to Solucorp's capabilities, to ETCS and EM. Upon ETCS's request, Solucorp shall, within reason, promptly make available such of its officers and personnel so as to enable ETCS and EM to perform its obligations set forth in this Agreement. Solucorp will contract all acceptable work with a permitted general contractor (including itself) licensed in Michigan or, if applicable, in other named territories.

     SECTION 3. License.

     (a) Subject to the immediately following sentence, ETCS hereby grants to EM the non-exclusive license and right to market and promote the Process in Michigan and exclusive right to market and promote in India and Southeast Asia or other named accounts and in other territories for the Term (as hereinafter defined) of this Agreement.

     (b) All potential work, projects, contracts and accounts will be identified in writing by EM and must be approved prior to contract by ETCS and Solucorp, which approval shall not be unreasonably withheld or delayed.


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     (c) Solucorp recognizes that such marketing and promotional efforts of ETCS and EM could likely result in further direct and indirect accounts contacting Solucorp directly and unbeknownst to ETCS and EM. Solucorp acknowledges that it will make every possible effort in identifying these accounts as rightfully those resulting from ETCS's and EM's efforts.

     SECTION 4. Compensation.

     (a) In consideration of ETCS's Obligations set forth herein, Solucorp hereby covenants and agrees that it shall promptly pay the Finders Fee to ETCS the following amounts for all remediation jobs, work, projects or contracts obtained by Solucorp or its affiliates as a direct result of EM efforts or contacts. Three percent (3.0%) of the Gross Revenues for each such job, work, project or contract; or a mutually agreed upon rate for a specifiec project where profit margins allow.

     Such amounts shall be paid to ETCS in immediately available funds within ten (10) days after Solucorp's receipt of any amounts from any third party. All amounts paid shall be made without any offset or deduction; provided, however, that ETCS shall not be entitled to commissions with respect to such amounts as are invoiced by Solucorp which have not been paid by the applicable customer.

     (b) In consideration of EM's Obligations set forth herein, ETCS hereby convenants and agrees that it shall promptly pay to EM the following amounts for all remediation jobs, work, projects or contracts obtained by Solucorp or its affiliates as a direct result of EM efforts or contacts; One and one half percent (1.5%) of the Gross Revenues for each such job, work, project or contract, or a mutually agreed upon rate for a specific project where profit margins allow.

     (c) For purposes of this Agreement, the term "Gross Revenues" means the total dollar amount of all revenues due in connection with each job, work, project or contract obtained by Solucorp or its affiliates as a direct result of ETCS and EM's efforts or contacts before deductions for any purpose.

     SECTION 5. Use of the Process. Except as otherwise provided in this Agreement, this Agreement shall not constitute a license for the use of the Process and any use of the Process by ETCS and EM will be subject to the approval by Solucorp.

     SECTION 6. Confidentiality and Other Matters.

     (a) The parties acknowledge that in order to further the purposes of this Agreement, information containing or consisting of trade secrets, customer lists and other confidential information may be communicated by Solucorp to ETCS and EM. Such information may take the form of plans, drawings and data and will deemed confidential unless otherwise designated by Solucorp or otherwise available to the public. During the Term and for a period of twelve (12) months thereafter, Solucorp shall have the right to apply and obtain from any state court a restraining order to prevent ETCS and EM from disclosing such confidential information to third parties unless such disclosure is required by law or a court or other legal authority.

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


     (b) ETCS hereby agrees that during the Term of this Agreement it will not handle or represent any directly competitive products to those of Solucorp in the United States or otherwise promote the sale of any such products or services in the United States, except, in all cases, those of Solucorp. For a period of twelve (12) months following the termination of this Agreement, ETCS agrees that it will not work for any competitors of Solucorp involved in heavy metal remediation in the United States.

     (c) EM hereby agrees that during the Term of this Agreement it will not handle or represent any directly competitive products to those of Solucorp in the United States or otherwise to promote the sale of any such products or services in the United States, except, in all cases those of Solucorp. For a period of (12) twelve months following the termination of this agreement EM agrees that it will not work for any competitors of Solucorp involved in heavy metal remediation in the United States.

     SECTION 7. Discrepancies.

     (a) Should any provisions of this Agreement be determined to be unenforceable or prohibited by any applicable law, this Agreement shall be considered divisible as to such provision, which shall be inoperative and the remainder of this Agreement shall be valid and binding as though such provisions were not included herein.

     (b) If any part of this Agreement should be disputed in a court of law, the parties agree that the proper venue will be the Superior Court of New York in Rockland County.

     SECTION 8. Term. The term of this Agreement will be for 12 months form the date first entered on page 1. Either party can cancel the Agreement upon 30 days written notice upon mutual agreement or upon review and acceptance of cause by an independent arbitrator.

SECTION 9. Covenant.

     (a) ETCS's Covenant in soliciting business on behalf of Solucorp, ETCS shall only make representations and warranties concerning Solucorp's products or services as are contained in materials furnished by Solucorp's products or services as are contained in materials furnished by Solucorp to ETCS (all such materials being referred to herein as the "Descriptive Materials").

     (b) EM Covenant in soliciting business on behalf of Solucorp, EM shall only make representation and warranties concerning Solucorp's products or services as are contained in materials furnished by Solucorp's products or services as are contained in materials furnished by Solucorp to EM (all such materials being referred to herein as the "Descriptive Materials").

     SECTION 10. Expenses. Each party hereto will assume and pay all expenses of their respective business operations, including, without limitation, any and all costs and expenses related to their respective telephones, automobiles, gasoline costs, postage, wages, taxes, social security taxes, unemployment and disability benefits, workman's compensation, etc.


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


     SECTION 11. Relationship.

     (a) Except as otherwise provided herein or as may be authorized in writing by Solucorp, ETCS shall have no authority to contract any obligation in the name of, on account of, or on behalf of, Solucorp, or to make any representation or commitment with respect to Solucorp and/or its products.

     (b) Except as otherwise provided herein or as may be authorized in writing Solucorp, EM shall have no authority to contract any obligation in the name of, on account of, or on behalf of, Solucorp, or to make any representation or commitment with respect to Solucorp and/or its products.

     SECTION 12. Assignment. Except as otherwise provided herein, this Agreement may not be assigned by the parties hereto.

     SECTION 13. Default. Each party hereto shall have the right to correct a default in the performance of such party's obligations hereunder within thirty
(30) days upon receiving notice by certified mail to the appropriate address of the defaulting party.

     SECTION 14. Agreement. This Agreement constitutes the entire Agreement between the parties hereto and supersedes and cancels any and all previous contracts, agreements and understandings, and this Agreement may be altered only by written instrument duly executed by both parties hereto.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first written above.


                                           Solucorp Industries, Ltd.


/s/ [ILLEGIBLE]                            By: /s/ ROBERT B. KUHN        2-3-98
---------------------------                    ---------------------------------
Witness                                        R. Kuhn V.P. Sales


                                           Enviro-Tech Compliance Services, Inc.


/S/ [ILLEGIBLE]                                /s/ WILLIAM R. HARTMAN    2-2-98
---------------------------                    ---------------------------------
Witness                                         William R. Hartman, President


                                           Enviro Matrix, Inc.

/s/ [ILLEGIBLE]                                /s/ [ILLEGIBLE]           2-3-98
---------------------------                    ---------------------------------
Witness                                        [ILLEGIBLE], President


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